Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Travelzoo

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	3,410,000	$18,038,900 (2)	$0.0001102	$1,987.89

	Total Offering Amounts				$18,038,900	$0.0001102	$1,987.89
	Total Fees Previously Paid						--
	Total Fee Offsets						--
	Net Fee Due						$1,987.89

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of the common stock on February 1, 2023 as reported on The Nasdaq Global Select Market, which was $5.29 per share.